Exhibit 99.1

Janus Henderson Group plc Reports Fourth Quarter 2021 Results

and Announces Management-Led Buyout of Quantitative Equities Subsidiary Intech

●	Solid long-term investment performance, with 54%, 58%, 76% and 84% of assets under management (‘AUM’) outperforming relevant benchmarks on a one-, three-, five- and 10-year basis, respectively, as at 31 December 2021
●	Fourth quarter 2021 operating income was US$157.6 million; fourth quarter 2021 adjusted operating income of US$239.7 million increased 3% compared to the same period a year ago
●	Record AUM of US$432.3 billion increased 3% compared to the prior quarter, due to market performance partially offset by net outflows of US$(5.2) billion which were concentrated in Quantitative Equities
●	Completed US$66.9 million of share buybacks during the fourth quarter and the Board declared quarterly dividend of US$0.38 per share
●	Announces strategic decision to sell its Quantitative Equities subsidiary Intech Investment Management to a consortium of Intech management and certain non-executive directors

LONDON — Janus Henderson Group plc (NYSE/ASX: JHG; ‘Janus Henderson’, ‘JHG’, ‘the Group’) published its fourth quarter 2021 results for the period ended 31 December 2021.

Fourth quarter 2021 operating income was US$157.6 million compared to US$248.3 million in the third quarter 2021 and US$227.0 million in the fourth quarter 2020. Adjusted operating income, adjusted for one-time, acquisition and transaction related costs, was US$239.7 million in the fourth quarter 2021 compared to US$253.0 million in the third quarter 2021 and US$231.7 million in the fourth quarter 2020.

Fourth quarter 2021 diluted earnings per share of US$0.78 compared to US$1.14 in the third quarter 2021 and US$1.02 in the fourth quarter 2020. Adjusted diluted earnings per share of US$1.05 in the fourth quarter 2021 declined 9% compared to US$1.16 in the third quarter 2021 and increased 1% compared to US$1.04 in the fourth quarter 2020.

Management-Led Buyout of Quantitative Equities Subsidiary Intech

Janus Henderson today announced that it has made the strategic decision to sell its 97%-owned Quantitative Equities subsidiary, Intech Investment Management LLC (‘Intech’), to a consortium comprised of Intech management and certain non-executive directors (‘Management Buyout’). The Management Buyout is expected to enable both organisations to refocus on their key value propositions: Janus Henderson on providing active, fundamental investing; and Intech on delivering quantitative investment solutions for institutional investors. As part of this decision, JHG and Intech will enter into a transition services agreement that provides for continuation of support services to help ensure a seamless transition in operations and continuity in serving Intech’s clients. The transaction is expected to close in the first half of 2022.

With a focus on company strategy and execution, Jose Marques, PhD, former Head of Trading at Bridgewater Associates and current Chief Executive Officer at Entrypoint Capital, will join Intech as Chief Executive Officer. Adrian Banner, PhD, will continue to lead Intech’s investment teams and quantitative research initiatives as Chief Investment Officer. In addition to his current role as Chief Investment Strategist of Janus Henderson, Myron Scholes, PhD, will join the Intech Board in an advisory capacity.

Dick Weil, Chief Executive Officer of Janus Henderson Group plc, stated:

“2021 was a year of significant progress towards our strategy of Simple Excellence. We launched new products in focus areas of growth including active ETFs, ESG and Fixed Income. We strengthened our leadership with key hires. We improved our platform through significant technology and data upgrades, and the strategic decision to sell Intech further simplifies our operating model. We are pleased to have reached an agreement

Page | 1

with Intech that benefits both firms, providing Janus Henderson with increased operating efficiency and focus on fundamental, active investment, while fulfilling Intech’s desire to operate independently in the delivery of quantitative investment solutions.

“Our dedicated focus on our clients produced good momentum in our business. Flows into Fixed Income and Multi-Asset capabilities were robust and we saw good client demand in our Intermediary channel, particularly in the EMEA & LatAm and Asia Pacific regions, which had net inflows for the year. Investment performance remained solid, and combined with favourable markets, increased AUM to a record US$432.3 billion at year end. Our financial results were strong. We continued to generate significant cash flow and increased capital returns to shareholders through both dividends and share buybacks. As we enter 2022, we believe that the significant progress towards our strategic objectives and the momentum in our business positions Janus Henderson well on the path to sustained growth.”

Page | 2

SUMMARY OF FINANCIAL RESULTS (unaudited) (in US$ millions, except per share data or as noted)

The Group presents its financial results in US$ and in accordance with accounting principles generally accepted in the United States of America (‘US GAAP’ or ‘GAAP’). However, JHG management evaluates the profitability of the Group and its ongoing operations using additional non-GAAP financial measures. Management uses these performance measures to evaluate the business, and adjusted values are consistent with internal management reporting. See ‘Reconciliation of non-GAAP financial information’ below for additional information.

	Three months ended			Year ended
	31 Dec	30 Sep	31 Dec	31 Dec	31 Dec
	2021	2021	2020	2021	2020
GAAP basis:
Revenue	697.2	687.4	657.2	2,767.0	2,298.6
Operating expenses	539.6	439.1	430.2	1,943.6	2,140.8
Operating income	157.6	248.3	227.0	823.4	157.8
Operating margin	22.6%	36.1%	34.5%	29.8%	6.9%
Net income attributable to JHG	132.5	196.8	186.8	622.1	161.6
Diluted earnings per share	0.78	1.14	1.02	3.59	0.87

Adjusted basis:
Revenue	549.9	545.3	528.5	2,215.4	1,834.2
Operating expenses	310.2	292.3	296.8	1,251.9	1,137.5
Operating income	239.7	253.0	231.7	963.5	696.7
Operating margin	43.6%	46.4%	43.8%	43.5%	38.0%
Net income attributable to JHG	180.1	199.5	189.0	741.6	557.9
Diluted earnings per share	1.05	1.16	1.04	4.28	3.01

DIVIDEND AND SHARE BUYBACK

On 2 February 2022, the Board declared a fourth quarter dividend in respect of the three months ended 31 December 2021 of US$0.38 per share. Shareholders on the register on the record date of 14 February 2022 will be paid the dividend on 28 February 2022. Janus Henderson does not offer a dividend reinvestment plan.

As part of the US$200 million on-market buyback programme approved by the Board in July 2021, JHG purchased approximately 1.5 million of its ordinary shares on the NYSE and its CHESS Depositary Interests (CDIs) on the ASX in the fourth quarter, for a total outlay of US$66.9 million.

Net tangible assets per share

US$	31 Dec 2021	31 Dec 2020
Net tangible assets / (liabilities) per ordinary share	4.41	3.68

Net tangible assets are defined by the ASX as being total assets less intangible assets less total liabilities ranking ahead of, or equally with, claims of ordinary shares.

Page | 3

AUM AND FLOWS (in US$ billions)

FX reflects movement in AUM resulting from changes in foreign currency rates as non-US$ denominated AUM is translated into US$. Redemptions include impact of client switches.

Total Group comparative AUM and flows

	Three months ended
	31 Dec	30 Sep	31 Dec
	2021	2021	2020
Opening AUM	419.3	427.6	358.3
Sales	19.3	16.0	23.2
Redemptions	(24.5)	(21.2)	(24.3)
Net sales / (redemptions)	(5.2)	(5.2)	(1.1)
Market / FX	18.2	(3.1)	44.4
Closing AUM	432.3	419.3	401.6

Quarterly AUM and flows by capability

		Fixed		Quantitative
	Equities	Income	Multi-Asset	Equities	Alternatives	Total
AUM 31 Dec 2020	219.4	81.5	48.0	42.0	10.7	401.6
Sales	10.5	5.9	3.0	0.2	1.1	20.7
Redemptions	(12.0)	(5.5)	(2.2)	(2.3)	(2.0)	(24.0)
Net sales / (redemptions)	(1.5)	0.4	0.8	(2.1)	(0.9)	(3.3)
Market / FX	7.0	(2.4)	0.7	1.4	0.1	6.8
AUM 31 Mar 2021	224.9	79.5	49.5	41.3	9.9	405.1
Sales	8.6	5.9	2.4	0.2	1.3	18.4
Redemptions	(10.5)	(6.0)	(1.9)	(1.5)	(1.0)	(20.9)
Net sales / (redemptions)	(1.9)	(0.1)	0.5	(1.3)	0.3	(2.5)
Market / FX	17.1	1.1	3.2	3.4	0.2	25.0
AUM 30 Jun 2021	240.1	80.5	53.2	43.4	10.4	427.6
Sales	7.5	4.7	2.6	0.1	1.1	16.0
Redemptions	(10.1)	(4.0)	(1.8)	(4.5)	(0.8)	(21.2)
Net sales / (redemptions)	(2.6)	0.7	0.8	(4.4)	0.3	(5.2)
Market / FX	(1.3)	(1.7)	(0.1)	0.1	(0.1)	(3.1)
AUM 30 Sep 2021	236.2	79.5	53.9	39.1	10.6	419.3
Sales	8.1	5.6	4.3	0.1	1.2	19.3
Redemptions	(11.3)	(5.5)	(2.2)	(4.3)	(1.2)	(24.5)
Net sales / (redemptions)	(3.2)	0.1	2.1	(4.2)	—	(5.2)
Market / FX	11.3	—	3.7	3.1	0.1	18.2
AUM 31 Dec 2021	244.3	79.6	59.7	38.0	10.7	432.3

Average AUM

	Three months ended
	31 Dec	30 Sep	31 Dec
	2021	2021	2020
Equities	243.0	243.5	204.1
Fixed Income	79.8	80.9	78.1
Multi-Asset	57.3	54.9	45.6
Quantitative Equities	38.7	41.9	40.8
Alternatives	10.6	10.7	10.4
Total	429.4	431.9	379.0

Page | 4

INVESTMENT PERFORMANCE

% of AUM outperforming benchmark (at 31 December 2021)

Capability	1-year	3-year	5-year	10-year
Equities	39%	37%	68%	81%
Fixed Income	91%	96%	96%	98%
Multi-Asset	99%	96%	96%	97%
Quantitative Equities	8%	58%	53%	21%
Alternatives	91%	100%	100%	100%
Total	54%	58%	76%	84%

Outperformance is measured based on composite performance gross of fees vs primary benchmark, except where a strategy has no benchmark index or corresponding composite in which case the most relevant metric is used: (1) composite gross of fees vs zero for absolute return strategies, (2) fund net of fees vs primary index or (3) fund net of fees vs Morningstar peer group average or median. Non-discretionary and separately managed account assets are included with a corresponding composite where applicable.

Cash management vehicles, ETF-enhanced beta strategies, Managed CDOs, Private Equity funds and custom non-discretionary accounts with no corresponding composite are excluded from the analysis. Excluded assets represent 5% of AUM as at 31 December 2021. Capabilities defined by Janus Henderson.

% of mutual fund AUM in top 2 Morningstar quartiles (at 31 December 2021)

Capability	1-year	3-year	5-year	10-year
Equities	54%	51%	52%	86%
Fixed Income	64%	81%	75%	70%
Multi-Asset	95%	93%	93%	94%
Quantitative Equities	0%	11%	13%	0%
Alternatives	50%	34%	100%	100%
Total	62%	61%	64%	86%

Includes Janus Investment Fund, Janus Aspen Series and Clayton Street Trust (US Trusts), Janus Henderson Capital Funds (Dublin based), Dublin and UK OEIC and Investment Trusts, Luxembourg SICAVs and Australian Managed Investment Schemes. The top two Morningstar quartiles represent funds in the top half of their category based on total return. For the 1-, 3-, 5- and 10-year periods ending 31 December 2021, 43%, 57%, 55% and 64% of the 193, 184, 179 and 151 total mutual funds, respectively, were in the top 2 Morningstar quartiles.

Analysis based on ‘primary’ share class (Class I Shares, Institutional Shares or share class with longest history for US Trusts; Class A Shares or share class with longest history for Dublin based; primary share class as defined by Morningstar for other funds). Performance may vary by share class. Rankings may be based, in part, on the performance of a predecessor fund or share class and are calculated by Morningstar using a methodology that differs from that used by Janus Henderson. Methodology differences may have a material effect on the return and therefore the ranking. When an expense waiver is in effect, it may have a material effect on the total return, and therefore the ranking for the period.

ETFs and funds not ranked by Morningstar are excluded from the analysis. Capabilities defined by Janus Henderson. © 2021 Morningstar, Inc. All Rights Reserved.

FIRST QUARTER 2022 RESULTS

Janus Henderson intends to publish its first quarter 2022 results on 4 May 2022.

Page | 5

FOURTH QUARTER AND FULL-YEAR 2021 RESULTS BRIEFING INFORMATION

Chief Executive Officer Dick Weil and Chief Financial Officer Roger Thompson will present these results on 3 February 2022 on a conference call and webcast to be held at 8am EST, 1pm GMT, 12am AEDT (4 February).

Those wishing to participate should call:

United Kingdom	0808 189 6484 (toll free)
United States	844 200 6205 (toll free)
Australia	02 7908 3093 (this is not toll free)
All other countries	+1 929 526 1599 (this is not toll free)
Conference ID	982643

Access to the webcast and accompanying slides will be available via the investor relations section of Janus Henderson’s website (ir.janushenderson.com).

About Janus Henderson

Janus Henderson Group is a leading global active asset manager dedicated to helping investors achieve long-term financial goals through a broad range of investment solutions, including equities, fixed income, quantitative equities, multi-asset and alternative asset class strategies.

At 31 December 2021, Janus Henderson had approximately US$432 billion in assets under management, more than 2,000 employees, and offices in 25 cities worldwide. Headquartered in London, the company is listed on the New York Stock Exchange (NYSE) and the Australian Securities Exchange (ASX).

Investor enquiries:	Media enquiries:
Jim Kurtz	Stephen Sobey
Co-Head Investor Relations (US) +1 303 336 4529	Head of Media Relations +44 (0)20 7818 2523
jim.kurtz@janushenderson.com	stephen.sobey@janushenderson.com

Melanie Horton	Sarah Johnson
Co-Head Investor Relations (Non-US)	Director, Media Relations & Corp Comms
+44 (0)20 7818 2905	+1 720 364 0708
melanie.horton@janushenderson.com	sarah.johnson@janushenderson.com

Or	United Kingdom: Edelman Smithfield
Latika Shah
Investor Relations	+44 (0)7950 671 948
investor.relations@janushenderson.com	latika.shah@edelmansmithfield.com

Andrew Wilde
+44 (0)7786 022 022
andrew.wilde@edelmansmithfield.com

Asia Pacific: Honner
Craig Morris
+61 2 8248 3757
craig@honner.com.au

Page | 6

FINANCIAL DISCLOSURES

Condensed consolidated statements of comprehensive income (unaudited)

	Three months ended			Year ended
	31 Dec	30 Sep	31 Dec	31 Dec	31 Dec
(in US$ millions, except per share data or as noted)	2021	2021	2020	2021	2020
Revenue:
Management fees	565.9	564.5	489.1	2,189.4	1,794.1
Performance fees	7.7	0.6	59.3	102.7	98.1
Shareowner servicing fees	68.3	67.6	57.9	260.7	209.2
Other revenue	55.3	54.7	50.9	214.2	197.2
Total revenue	697.2	687.4	657.2	2,767.0	2,298.6

Operating expenses:
Employee compensation and benefits	160.1	166.2	162.3	693.3	618.6
Long-term incentive plans	42.7	35.0	44.7	181.0	170.1
Distribution expenses	147.3	142.1	128.7	551.6	464.4
Investment administration	12.9	13.0	12.6	51.6	50.0
Marketing	11.3	7.5	3.9	31.7	19.6
General, administrative and occupancy	77.6	65.5	66.4	271.8	255.2
Impairment of goodwill and intangible assets	77.5	—	—	121.9	513.7
Depreciation and amortisation	10.2	9.8	11.6	40.7	49.2
Total operating expenses	539.6	439.1	430.2	1,943.6	2,140.8

Operating income	157.6	248.3	227.0	823.4	157.8

Interest expense	(3.2)	(3.2)	(3.2)	(12.8)	(12.9)
Investment gains (losses), net	(7.3)	4.7	32.2	0.8	57.5
Other non-operating income (expense), net	8.0	3.6	(0.2)	8.8	39.7
Income before taxes	155.1	253.4	255.8	820.2	242.1
Income tax provision	(29.6)	(53.3)	(57.4)	(205.7)	(59.5)
Net income	125.5	200.1	198.4	614.5	182.6
Net loss (income) attributable to noncontrolling interests	7.0	(3.3)	(11.6)	7.6	(21.0)
Net income attributable to JHG	132.5	196.8	186.8	622.1	161.6
Less: allocation of earnings to participating stock-based awards	(3.6)	(5.4)	(5.5)	(17.7)	(4.7)
Net income attributable to JHG common shareholders	128.9	191.4	181.3	604.4	156.9

Basic weighted-average shares outstanding (in millions)	165.6	167.1	176.5	167.9	179.4
Diluted weighted-average shares outstanding (in millions)	166.2	167.8	177.0	168.5	179.9

Diluted earnings per share (in US$)	0.78	1.14	1.02	3.59	0.87

Page | 7

Reconciliation of non-GAAP financial information

In addition to financial results reported in accordance with GAAP, we compute certain financial measures using non-GAAP components, as defined by the SEC. These measures are not in accordance with, or a substitute for, GAAP, and our financial measures may be different from non-GAAP financial measures used by other companies. We have provided a reconciliation of our non-GAAP components to the most directly comparable GAAP components. The following are reconciliations of US GAAP revenue, operating expenses, operating income, net income attributable to JHG and diluted earnings per share to adjusted revenue, adjusted operating expenses, adjusted operating income, adjusted net income attributable to JHG and adjusted diluted earnings per share.

	Three months ended			Year ended
	31 Dec	30 Sep	31 Dec	31 Dec	31 Dec
(in US$ millions, except per share data or as noted)	2021	2021	2020	2021	2020
Reconciliation of revenue to adjusted revenue
Revenue	697.2	687.4	657.2	2,767.0	2,298.6
Management fees[1]	(56.5)	(53.0)	(51.6)	(205.9)	(183.8)
Shareowner servicing fees[1]	(56.2)	(55.4)	(47.4)	(214.7)	(170.3)
Other revenue[1]	(34.6)	(33.7)	(29.7)	(131.0)	(110.3)
Adjusted revenue	549.9	545.3	528.5	2,215.4	1,834.2

Reconciliation of operating expenses to adjusted operating expenses
Operating expenses	539.6	439.1	430.2	1,943.6	2,140.8
Employee compensation and benefits[2]	—	—	(0.1)	—	(2.3)
Long-term incentive plans[2]	0.1	0.1	0.1	0.4	0.5
Distribution expenses[1]	(147.3)	(142.1)	(128.7)	(551.6)	(464.4)
General, administration and occupancy[2]	(2.6)	(2.9)	(2.8)	(10.8)	(11.0)
Impairment of goodwill and intangible assets[3]	(77.5)	—	—	(121.9)	(513.7)
Depreciation and amortisation[3]	(2.1)	(1.9)	(1.9)	(7.8)	(12.4)
Adjusted operating expenses	310.2	292.3	296.8	1,251.9	1,137.5

Adjusted operating income	239.7	253.0	231.7	963.5	696.7

Operating margin	22.6%	36.1%	34.5%	29.8%	6.9%
Adjusted operating margin	43.6%	46.4%	43.8%	43.5%	38.0%

Reconciliation of net income attributable to JHG to adjusted net income attributable to JHG
Net income attributable to JHG	132.5	196.8	186.8	622.1	161.6
Employee compensation and benefits[2]	—	—	0.1	—	2.3
Long-term incentive plans[2]	(0.1)	(0.1)	(0.1)	(0.4)	(0.5)
General, administration and occupancy[2]	2.6	2.9	2.8	10.8	11.0
Impairment of goodwill and intangible assets[3]	77.5	—	—	121.9	513.7
Depreciation and amortisation[3]	2.1	1.9	1.9	7.8	12.4
Interest expense[4]	—	—	—	—	0.1
Investment gains (losses), net[4]	—	—	(1.4)	0.2	(1.4)
Other non-operating income (expense), net[4]	(9.1)	(1.6)	(1.7)	(14.2)	(28.7)
Income tax benefit (provision)[5]	(25.4)	(0.4)	0.6	(6.6)	(112.6)
Adjusted net income attributable to JHG	180.1	199.5	189.0	741.6	557.9
Less: allocation of earnings to participating stock-based awards	(5.0)	(5.5)	(5.5)	(21.1)	(16.4)
Adjusted net income attributable to JHG common shareholders	175.1	194.0	183.5	720.5	541.5

Weighted-average diluted common shares outstanding – diluted (two class) (in millions)	166.2	167.8	177.0	168.5	179.9
Diluted earnings per share (two class) (in US$)	0.78	1.14	1.02	3.59	0.87
Adjusted diluted earnings per share (two class) (in US$)	1.05	1.16	1.04	4.28	3.01

1	JHG contracts with third-party intermediaries to distribute and service certain of its investment products. Fees for distribution and servicing related activities are either provided for separately in an investment product’s prospectus or are part of the management fee.

Page | 8

Under both arrangements, the fees are collected by JHG and passed through to third-party intermediaries who are responsible for performing the applicable services. The majority of distribution and servicing fees collected by JHG are passed through to third-party intermediaries. JHG management believes that the deduction of distribution and service fees from revenue in the computation of adjusted revenue reflects the pass-through nature of these revenues. In certain arrangements, JHG performs the distribution and servicing activities and retains the applicable fees. Revenues for distribution and servicing activities performed by JHG are not deducted from GAAP revenue.
2	Adjustments primarily represent rent expense for subleased office space. In addition, the adjustments for the three months ended 30 September 2021 and the year ended 31 December 2021 include a one-time charge related to the employee benefits trust. JHG management believes these costs are not representative of the ongoing operations of the Group.
3	Investment management contracts have been identified as a separately identifiable intangible asset arising on the acquisition of subsidiaries and businesses. Such contracts are recognised at the net present value of the expected future cash flows arising from the contracts at the date of acquisition. For segregated mandate contracts, the intangible asset is amortised on a straight-line basis over the expected life of the contracts. Adjustments also include impairment charges of our goodwill and certain mutual fund investment management agreements, client relationships and trademarks. JHG management believes these non-cash and acquisition-related costs are not representative of the ongoing operations of the Group.
4	Adjustments primarily represent contingent consideration adjustments associated with prior acquisitions. JHG management believes these costs are not representative of the ongoing operations of the Group.
5	The tax impact of the adjustments is calculated based on the applicable US or foreign statutory tax rate as it relates to each adjustment. Certain adjustments are either not taxable or not tax-deductible.

Condensed consolidated balance sheets (unaudited)

	31 Dec	31 Dec
(in US$ millions)	2021	2020
Assets:
Cash and cash equivalents	1,107.3	1,099.7
Investment securities	451.4	268.1
Property, equipment and software, net	63.3	77.9
Intangible assets and goodwill, net	3,917.0	4,070.2
Assets of consolidated variable interest entities	264.3	226.5
Other assets	932.4	948.4
Total assets	6,735.7	6,690.8

Liabilities, redeemable noncontrolling interests and equity:
Long-term debt	310.4	313.3
Deferred tax liabilities, net	619.2	627.4
Liabilities of consolidated variable interest entities	2.6	3.2
Other liabilities	976.9	927.3
Redeemable noncontrolling interests	163.4	85.8
Total equity	4,663.2	4,733.8
Total liabilities, redeemable noncontrolling interests and equity	6,735.7	6,690.8

Condensed consolidated statements of cash flows (unaudited)

	Three months ended
	31 Dec	30 Sep	31 Dec
(in US$ millions)	2021	2021	2020
Cash provided by (used for):
Operating activities	281.2	319.4	220.2
Investing activities	(17.5)	(222.9)	119.4
Financing activities	(90.7)	(112.9)	(191.2)
Effect of exchange rate changes	1.0	(16.3)	33.2
Net change during period	174.0	(32.7)	181.6

Page | 9

STATUTORY DISCLOSURES

Associates and joint ventures

At 31 December 2021, the Group holds interests in the following associates and joint ventures managed through shareholder agreements with third party investors, accounted for under the equity method:

●	LongTail Alpha LLC ownership 20%

Basis of preparation

In the opinion of management of Janus Henderson Group plc, the condensed consolidated financial statements contain all normal recurring adjustments necessary to fairly present the financial position, results of operations and cash flows of JHG in accordance with US GAAP. Such financial statements have been prepared in accordance with the instructions to Form 10-Q pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. The financial statements should be read in conjunction with the annual consolidated financial statements and notes presented in Janus Henderson Group’s Annual Report on Form 10-K for the year ended 31 December 2020, on file with the SEC (Commission file no. 001-38103). Events subsequent to the balance sheet date have been evaluated for inclusion in the financial statements through the issuance date and are included in the notes to the condensed consolidated financial statements.

Corporate governance principles and recommendations

In the opinion of the Directors, the financial records of the Group have been properly maintained, and the Condensed Consolidated Financial Statements comply with the appropriate accounting standards and give a true and fair view of the financial position and performance of the Group. This opinion has been formed on the basis of a sound system of risk management and internal control which is operating effectively.

Page | 10

FORWARD-LOOKING STATEMENTS DISCLAIMER

Past performance is no guarantee of future results. Investing involves risk, including the possible loss of principal and fluctuation of value.

This document includes statements concerning potential future events involving Janus Henderson Group plc that could differ materially from the events that actually occur. The differences could be caused by a number of factors, including those factors identified in Janus Henderson Group’s Annual Report on Form 10-K for the fiscal year ended 31 December 2020 and in other filings or furnishings made by the Company with the Securities and Exchange Commission from time to time (Commission file no. 001-38103), including those that appear under headings such as ‘Risk Factors’ and ‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’. Many of these factors are beyond the control of JHG and its management. Any forward-looking statements contained in this document are as at the date on which such statements were made. Janus Henderson Group undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

Annualised, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

The information, statements and opinions contained in this document do not constitute a public offer under any applicable legislation or an offer to sell or solicitation of any offer to buy any securities or financial instruments or any advice or recommendation with respect to such securities or other financial instruments.

Not all products or services are available in all jurisdictions.

Mutual funds in the US are distributed by Janus Henderson Distributors US LLC.

Please consider the charges, risks, expenses and investment objectives carefully before investing. For a US fund prospectus or, if available, a summary prospectus containing this and other information, please contact your investment professional or call 800.668.0434. Read it carefully before you invest or send money.

Janus Henderson and Intech are trademarks of Janus Henderson Group plc or one of its subsidiaries. © Janus Henderson Group plc.

Page | 11